GUARANTY OF LEASE

GUARANTY OF LEASE (this “Guaranty”) made as of December 23, 2013, by Holiday AL Holdings LP, a Delaware limited partnership (“Guarantor”), to each of the undersigned entities listed under the heading “Landlord” on the signature pages hereto (individually and collectively, “Landlord”), each a Delaware limited liability company (“Landlord”).

RECITALS

A.           Landlord has been requested by NCT Master Tenant I LLC (together with its permitted successors and assigns, “Tenant”), to enter into a Master Lease dated as of the date hereof (as amended from time to time, the “Lease”), whereby Landlord would lease to Tenant, and Tenant would rent from Landlord, certain premises at the locations set forth on Schedule 2 attached hereto, as more particularly described in the Lease (the “Premises”).

B.            Guarantor is the indirect parent of Tenant, and will derive substantial economic benefit from the execution and delivery of the Lease.

C.            Guarantor acknowledges that Landlord would not enter into the Lease unless this Guaranty accompanied the execution and delivery of the Lease.

D.            Guarantor hereby acknowledges receipt of a copy of the Lease.

NOW, THEREFORE, in consideration of the execution and delivery of the Lease and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.             DEFINITIONS. Defined terms used in this Guaranty and not otherwise defined herein have the meanings assigned to them in the Lease.

2.             COVENANTS OF GUARANTOR.

(a)           Guarantor absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety: (i) the full and prompt payment of all Base Rent and Additional Charges and all other rent, sums and charges of every type and nature payable by Tenant under the Lease, whether due by acceleration or otherwise, including costs and expenses of collection (collectively, the “Monetary Obligations”), and (ii) the full, timely and complete performance of all covenants, terms, conditions, obligations, indemnities and agreements to be performed by Tenant under the Lease, including any indemnities or other obligations of Tenant that survive the expiration or earlier termination of the Lease (all of the obligations described in clauses (i) and (ii), are collectively referred to herein as the “Obligations”). If Tenant defaults under the Lease, Guarantor will, without notice or demand, promptly pay and perform all of the outstanding Obligations, and pay to Landlord, when and as due, all Monetary Obligations due and payable by Tenant under the Lease, together with all damages, costs and expenses to which Landlord is entitled pursuant to any or all of the Lease, this Guaranty and applicable Legal Requirements; provided, however, that Landlord shall not commence any litigation against

Guarantor with respect to such Obligations unless and until an Event of Default has occurred and is continuing.

(b)           Guarantor agrees with Landlord that (i) any action, suit or proceeding of any kind or nature whatsoever (an “Action”) commenced by Landlord against Guarantor to collect Base Rent and Additional Charges and any other rent, sums and charges due under the Lease for any month or months shall not prejudice in any way Landlord’s rights to collect any such amounts due for any subsequent month or months throughout the Lease Term in any subsequent Action, (ii) Landlord may, at its option, without prior notice or demand, join Guarantor in any Action against Tenant in connection with or based upon either or both of the Lease and any of the Obligations, (iii) Landlord may seek and obtain recovery against Guarantor in an Action against Tenant or in any independent Action against Guarantor without Landlord first asserting, prosecuting, or exhausting any remedy or claim against Tenant or against any security of Tenant held by Landlord under the Lease, (iv) Landlord may (but shall not be required to) exercise its rights against each of Guarantor and Tenant concurrently, and (v) Guarantor will be conclusively bound by a judgment entered in any Action in favor of Landlord against Tenant, as if Guarantor were a party to such Action, irrespective of whether or not Guarantor is entered as a party or participates in such Action.

(c)           The occurrence of any of the following events shall constitute an Event of Default by Tenant under the Lease, and there shall be no cure period therefor except as otherwise provided:

(i)            Guarantor fails to observe or perform any term, covenant, or other obligation of Guarantor set forth in Section 9 and such failure is not cured within ten (10) days after receipt of notice of such failure from Landlord; provided, however, that any such failure shall not be deemed an Event of Default if Guarantor commences to cure same within ten (10) days after Guarantor receives notice thereof from Landlord, diligently prosecutes such cure and, in any event, cures such failure within thirty (30) days after receipt of notice of such failure from Landlord; and

(ii)           Guarantor’s failure to observe or comply with the provisions of Section 10.

(d)           Guarantor agrees that, in the event of the rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy, pursuant to bankruptcy law or any other law affecting creditors’ rights, Guarantor will, if Landlord so requests, assume all obligations and liabilities of Tenant under the Lease, to the same extent as if Guarantor was a party to such document and there had been no such rejection or disaffirmance; and Guarantor will confirm such assumption, in writing, at the request of Landlord upon or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease to the fullest extent permitted by law.

(e)           If Landlord proposes to grant a mortgage on, or refinance any mortgage encumbering the Premises or any portion thereof, Guarantor shall cooperate in the process, and shall permit Landlord and the proposed mortgagee to meet with Guarantor or, if applicable, officers of Guarantor and to discuss Guarantor’s business and finances. On request of Landlord,

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Guarantor agrees to provide any such prospective mortgagee the information to which Landlord is entitled hereunder, provided that if any such information is not publicly available, such nonpublic information shall be made available on a confidential basis. Guarantor agrees to execute, acknowledge and deliver documents reasonably requested by the prospective mortgagee (such as a consent to the financing, without encumbering Guarantor’s or Tenant’s assets, a consent to a collateral assignment of the Lease and of this Guaranty, estoppel certificate, and a subordination, non-disturbance and attornment agreement), in a form reasonably acceptable to Guarantor and customary for tenants and their guarantors to sign in connection with mortgage loans to landlords, so long as such documents are in form then customary among institutional lenders.

3.             GUARANTOR’S OBLIGATIONS UNCONDITIONAL.

(a)           This Guaranty is an absolute and unconditional guaranty of payment and of performance, and not of collection, and shall be enforceable against Guarantor without the necessity of the commencement by Landlord of any Action against Tenant, and without the necessity of any notice of nonpayment, nonperformance or nonobservance, or any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives in advance, other than as expressly required under the Lease. The obligations of Guarantor hereunder are independent of, and to the extent expressly set forth in this Guaranty may exceed, the obligations of Tenant.

(b)           This Guaranty shall apply notwithstanding any extension or renewal of the Lease, or any holdover following the expiration or termination of the Lease Term or any renewal or extension of the Lease Term.

(c)           This Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding, and, except as set forth in Section 2(c), the liability of Guarantor hereunder shall be absolute and unconditional irrespective of any or all of the following: (i) any renewals, extensions, modifications, alterations or amendments of the Lease (regardless of whether Guarantor consented to or had notice of same); (ii) any releases or discharges of Tenant other than the full release and complete discharge of all of the Obligations; (iii) Landlord’s failure or delay to assert any claim or demand or to enforce any of its rights against Tenant; (iv) any extension of time that may be granted by Landlord to Tenant; (v) any assignment or transfer of all of any part of Tenant’s interest under the Lease (whether by Tenant, by operation of law, or otherwise); (vi) any subletting, concession, franchising, licensing or permitting of the Premises or any portion thereof; (vii) any changed or different use of the Premises (or any portion thereof); (viii) any other dealings or matters occurring between Landlord and Tenant; (ix) the taking by Landlord of any additional guarantees, or the receipt by Landlord of any collateral, from Tenant or any other persons or entities; (x) the release by Landlord of any other guarantor; (xi) Landlord’s release of any security provided under the Lease; (xii) Landlord’s failure to perfect any landlord’s lien or other lien or security interest available under applicable Legal Requirements; (xiii) any assumption by any person of any or all of Tenant’s obligations under the Lease, or Tenant’s assignment of any or all of its rights and interests under the Lease, (xiv) the power or authority or lack thereof of Tenant to execute, acknowledge or deliver the Lease; (xv) the existence, non-existence or lapse at any time of Tenant as a legal entity or the existence, non-existence or termination of any corporate, ownership, business or other relationship between

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Tenant and Guarantor; (xvi) any sale or assignment by Landlord of either or both of this Guaranty and the Lease (including, but not limited to, any direct or collateral assignment by Landlord to any mortgagee) in accordance with the terms of the Lease; (xvii) the solvency or lack of solvency of Tenant at any time or from time to time; or (xviii) any other cause, whether similar or dissimilar to any of the foregoing, that might constitute a legal or equitable discharge of Guarantor (whether or not Guarantor shall have knowledge or notice thereof) other than payment and performance in full of the Obligations. Without in any way limiting the generality of the foregoing, Guarantor specifically agrees that (A) if Tenant’s obligations under the Lease are modified or amended with the express written consent of Landlord, this Guaranty shall extend to such obligations as so amended or modified without notice to, consideration to, or the consent of, Guarantor, and (B) this Guaranty shall be applicable to any obligations of Tenant arising in connection with a termination of the Lease, whether voluntary or otherwise. Guarantor hereby consents, prospectively, to Landlord’s taking or entering into any or all of the foregoing actions or omissions. For purposes of this Guaranty and the obligations and liabilities of Guarantor hereunder, “Tenant” shall be deemed to include any and all successors and assignees of the tenant under the Lease, as fully as if any of the same were the named Tenant under the Lease.

(d)           Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by (i) the release or discharge of Tenant in any state or federal creditors’ proceedings, receivership, bankruptcy or other proceeding; (ii) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code (11 U.S.C. § 101 et seq., as amended), or from other statute, or from the order of any court; or (iii) the rejection, disaffirmance or other termination of the Lease in any such proceeding. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time the payment of any amount due under the Lease or this Guaranty is rescinded or must otherwise be returned by Landlord for any reason, including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of Tenant, Guarantor or otherwise, all as though such payment had not been made, and, in such event, Guarantor shall pay to Landlord an amount equal to any such payment that has been rescinded or returned.

4.             WAIVERS OF GUARANTOR.

(a)           Without limitation of the foregoing, Guarantor waives (i) notice of acceptance of this Guaranty, protest, demand and dishonor, presentment, and demands of any kind now or hereafter provided for by any statute or rule of law, (ii) notice of any actions taken by Landlord or Tenant under the Lease or any other agreement or instrument relating thereto, (iii) notice of any and all defaults by Tenant in the payment of Base Rent and Additional Charges or other rent, charges or amounts, or of any other defaults by Tenant under the Lease, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving Guarantor of its obligations hereunder, and (v)

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any requirement that Landlord protect, secure, perfect, insure or proceed against any security interest or lien, or any property subject thereto, or exhaust any right or take any action against Tenant or any other person or entity (including any additional guarantor or Guarantor) or against any collateral.

(b)           GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PERSON OR ENTITY WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH: THIS GUARANTY; THE LEASE; ANY LIABILITY OR OBLIGATION OF TENANT IN ANY MANNER RELATED TO THE PREMISES OR ANY PORTION THEREOF; ANY CLAIM OF INJURY OR DAMAGE IN ANY WAY RELATED TO THE LEASE AND/OR THE PREMISES (OR ANY PORTION THEREOF); ANY ACT OR OMISSION OF TENANT, ITS AGENTS OR EMPLOYEES; OR ANY ASPECT OF THE USE OR OCCUPANCY OF, OR THE CONDUCT OF BUSINESS IN, ON OR FROM THE PREMISES (OR ANY PORTION THEREOF). GUARANTOR SHALL NOT IMPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SETOFF, RECOUPMENT OR DEDUCTION OF RENT IN ANY ACTION BROUGHT BY LANDLORD AGAINST GUARANTOR UNDER THIS GUARANTY, EXCEPT TO THE EXTENT PERMITTED BY THE LEASE. GUARANTOR SHALL NOT BE ENTITLED TO MAKE, AND HEREBY WAIVES, ANY AND ALL DEFENSES AGAINST ANY CLAIM ASSERTED BY LANDLORD OR IN ANY SUIT OR ACTION INSTITUTED BY LANDLORD TO ENFORCE THIS GUARANTY OR THE LEASE EXCEPT THE PERFORMANCE OF THE OBLIGATIONS. IN ADDITION, GUARANTOR HEREBY WAIVES, BOTH WITH RESPECT TO THE LEASE AND WITH RESPECT TO THIS GUARANTY, ANY AND ALL RIGHTS WHICH ARE WAIVED BY TENANT UNDER THE LEASE, IN THE SAME MANNER AS IF ALL SUCH WAIVERS WERE FULLY RESTATED HEREIN. THE LIABILITY OF GUARANTOR UNDER THIS GUARANTY IS PRIMARY AND UNCONDITIONAL.

(c)           Guarantor expressly waives any and all rights to defenses arising by reason of (i) any “one-action” or “anti-deficiency” law or any other law that may prevent Landlord from bringing any action, including a claim for deficiency, against Guarantor before or after Landlord’s commencement or completion of any action against Tenant; (ii) ANY ELECTION OF REMEDIES BY LANDLORD (INCLUDING, WITHOUT LIMITATION, ANY TERMINATION OF THE LEASE) THAT DESTROYS OR OTHERWISE ADVERSELY AFFECTS GUARANTOR’S SUBROGATION RIGHTS OR GUARANTOR’S RIGHTS TO PROCEED AGAINST TENANT FOR REIMBURSEMENT; (iii) any disability, insolvency, bankruptcy, lack of authority or power, death, insanity, minority, dissolution, or other defense of Tenant, of any other guarantor (or any other Guarantor), or of any other person or entity, or by reason of the cessation of Tenant’s liability from any cause whatsoever, other than full and final payment in legal tender and performance of the Obligations; (iv) any right to claim discharge of any or all of the Obligations on the basis of unjustified impairment of any collateral for the Obligations; (v) any change in the relationship between Guarantor and Tenant or any termination of such relationship; (vi) any irregularity, defect or unauthorized action by any or all of Landlord, Tenant, any other guarantor (or Guarantor) or surety, or any of their respective officers, directors or other agents in executing and delivering any instrument or agreements relating to the Obligations or in carrying out or attempting to carry out the terms of any such agreements; (vii)

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any assignment, endorsement or transfer, in whole or in part, of the Obligations, whether made with or without notice to or consent of Guarantor; (viii) if the recovery from Tenant or any other Person (including without limitation any other guarantor) becomes barred by any statute of limitations or is otherwise prevented; (ix) the benefits of any and all statutes, laws, rules or regulations applicable in the State of Texas which may require the prior or concurrent joinder of any other party to any action on this Guaranty; (x) any release or other reduction of the Obligations arising as a result of the expansion, release, substitution, deletion, addition, or replacement (whether or not in accordance with the terms of the Lease) of the Premises or any portion thereof; or (xi) any neglect, delay, omission, failure or refusal of Landlord to take or prosecute any action for the collection or enforcement of any of the Obligations or to foreclose or take or prosecute any action in connection with any lien or right of security (including perfection thereof) existing or to exist in connection with, or as security for, any of the Obligations, it being the intention hereof that Guarantor shall remain liable as a principal on the Obligations notwithstanding any act, omission or event that might, but for the provisions hereof, otherwise operate as a legal or equitable discharge of Guarantor. Guarantor hereby waives all defenses of a surety to which it may be entitled by statute or otherwise.

5.             SUBORDINATION; SUBROGATION.

(a)           Guarantor subordinates to the Obligations (i) any present and future debts and obligations of Tenant to Guarantor (the “Indebtedness”), including: (A) fees, reimbursement of expenses and other payments pursuant to any independent contractor arrangement; (B) principal and interest pursuant to any Indebtedness; (C) distributions payable to any partners, members or shareholders of Guarantor or Affiliates of Guarantor, solely to the extent such distributions are payable by using distributions received from Tenant; (D) lease payments pursuant to any leasing arrangement; (E) any management fees; and (F) all rights, liens and security interests of Guarantor, whether now or hereafter arising, in any assets of the Tenant, and (ii) any liens or security interests securing payment of the Indebtedness. Notwithstanding the foregoing, payments of Indebtedness may be made (I) at any time provided no Event of Default is continuing and (II) during the continuance of an Event of Default, to the extent permitted pursuant to the Lease. Guarantor shall have no right to possession of any assets of Tenant or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until the Obligations have been paid and performed in full. Guarantor agrees that Landlord shall be subrogated to Guarantor with respect to Guarantor’s claims against Tenant and Guarantor’s rights, liens and security interest, if any, in any of Tenant’s assets and proceeds thereof until all of the Obligations have been paid and performed in full.

(b)           After the occurrence and during the continuance of an Event of Default and until such Event of Default is cured or during the continuance of any bankruptcy or insolvency proceeding by or against Tenant and until such proceeding is dismissed, Guarantor shall not: (i) make any distributions or other payments to any partners, parent entities, or Affiliates of Guarantor (other than to Tenant), solely to the extent such distributions are payable by using distributions received from Tenant; or (ii) ask for, sue for, demand, take or receive any payment, by setoff or in any other manner, including the receipt of a negotiable instrument, for all or any part of the Indebtedness owed by Tenant, or any successor or assign of Tenant, including a receiver, trustee or debtor in possession (the term “Tenant” shall include any such successor or assign of Tenant) until the Obligations have been paid in full; however, if Guarantor

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receives such a payment, Guarantor shall immediately deliver the payment to Landlord for credit against the then outstanding and matured balance of the Obligations. Notwithstanding anything in this Section 5 to the contrary, after an Event of Default has occurred and is outstanding, Guarantor may, in its sole discretion, make cash contributions to Tenant.

(c)           Guarantor shall not be subrogated, and hereby waives and disclaims any claim or right against Tenant by way of subrogation, exoneration, contribution, reimbursement, indemnity or otherwise, to any of the rights of Landlord under the Lease or otherwise, or in the Premises (or any portion thereof), which may arise by any of the provisions of this Guaranty or by reason of the performance by Guarantor of any of its Obligations hereunder. Guarantor shall look solely to Tenant for any recoupment of any payments made or costs or expenses incurred by Guarantor pursuant to this Guaranty. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and performed in full, Guarantor shall immediately deliver the payment to Landlord for credit against the then outstanding balance of the matured Obligations.

6.             REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor represents and warrants that:

(a)           Guarantor is a Delaware limited partnership; has all requisite power and authority to enter into and perform its obligations under this Guaranty; and this Guaranty is valid and binding upon and enforceable against Guarantor without the requirement of further action or condition.

(b)           The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) contravene any applicable Legal Requirements, the organizational documents of Guarantor, if applicable, any order, writ, injunction, decree applicable to Guarantor, or any contractual restriction binding on or affecting Guarantor or any of its properties or assets, or (ii) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties or assets.

(c)           No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any governmental authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Guarantor of this Guaranty or any other instrument or agreement required hereunder.

(d)          There is no action, suit or proceeding pending or threatened against or otherwise affecting Guarantor before any court or other governmental authority or any arbitrator that would, or could reasonably be expected to materially adversely affect Guarantor’s ability to perform its obligations under this Guaranty.

(e)          Guarantor’s principal place of business as of the date hereof is __5885 Meadows Rd., Suite 500, Lake Oswego, OR 97035.

(f)           Tenant is directly or indirectly owned and controlled by Guarantor.

(g)          Guarantor has derived or expects to derive financial and other advantages and benefits directly or indirectly, from the making of the Lease and the payment and

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performance of the Obligations. Guarantor hereby acknowledges that Landlord will be relying upon Guarantor’s guarantee, representations, warranties and covenants contained herein.

(h)           All reports, statements (financial or otherwise), certificates and other data furnished by or on behalf of Guarantor to Landlord in connection with this Guaranty or the Lease are: true and correct, in all material respects, as of the applicable date or period provided therein; and fairly represent the financial condition of Guarantor as of the respective date thereof.

7.            NOTICES. Any consents, notices, demands, requests, approvals or other communications given under this Guaranty shall be in writing and shall be given as provided in the Lease, as follows or to such other addresses as either Landlord or Guarantor may designate by notice given to the other in accordance with the provisions of this Section 7:

If to Guarantor:	If to Landlord:

c/o – Holiday Retirement 5885 Meadows Rd., Suite 500 Lake Oswego, OR 97035 Attn: General Counsel	c/o Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor New York, NY 10105 Telephone: (212) 798-6100 Attention: Jonathan Brown

With a copy to:	With a copy to:

c/o Fortress Investment Group LLC 1345 Avenue of the Americas New York, New York 10105 Attn: Cameron MacDougall Tel: (212) 479-1522 Email: cmacdougall@fortress.com	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York NY 10006 Attention: Donald A. Stern Telephone: (212) 225-2640 Email: dstern@cgsh.com

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Attn: Neil Rock Tel: (212) 735-3787 Fax: (917) 777-3787 Email: neil.rock@skadden.com

8.            CONSENT TO JURISDICTION. Guarantor hereby (a) consents and submits to the jurisdiction of the courts of the State of Texas and the federal courts sitting in the State of Texas with respect to any dispute arising, directly or indirectly, out of this Guaranty, (b) waives any objections which the undersigned may have to the laying of venue in any such suit, action or proceeding in either such court, (c) agrees to join Landlord in any petition for removal to either such court, and (d) irrevocably designates and appoints Tenant as its authorized agent to accept

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and acknowledge on its behalf service of process with respect to any disputes arising, directly or indirectly, out of this Guaranty. The undersigned hereby acknowledges and agrees that Landlord may obtain personal jurisdiction and perfect service of process through Tenant as the undersigned agent, or by any other means now or hereafter permitted by applicable law. Nothing above shall limit Landlord’s choice of forum for purposes of enforcing this Guaranty.

9.            CERTAIN ADDITIONAL COVENANTS.

(a)           Financial Deliveries.

(i)            Guarantor shall deliver the information described in Schedule 3 to Landlord.

(ii)           Upon the delivery of any financial information by or on behalf of Guarantor pursuant to this Section 9 from time to time during the Lease Term, Guarantor shall be deemed (unless Guarantor specifically states otherwise in writing) to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete in all material respects, presents fairly the results of operations of Guarantor for the respective periods covered thereby and reflects accurately the books and records of account of Guarantor as of such dates and for such periods in all material respects.

(b)           Disclosure. Guarantor agrees that any financial statements of Guarantor and, if applicable, its Consolidated Subsidiaries required to be delivered to Landlord may (subject to the restrictions in Article 27 of the Lease which shall be deemed to extend to information provided by, and relating to, Guarantor), without the prior consent of, or notice to, Guarantor, be included and disclosed, to the extent required by applicable law, regulation or stock exchange rule, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Landlord’s (or the entities directly or indirectly controlling Landlord) securities or interests, and in any registration statement, report or other document permitted or required to be filed under applicable federal and state laws, including those of any successor to Landlord. Guarantor agrees to provide such other reasonable financial and other information necessary to facilitate a private placement or a public offering or to satisfy the SEC or regulatory disclosure requirements. Guarantor agrees to use commercially reasonable efforts to cause its independent auditors, at Landlord’s cost, to consent, in a timely manner, to the inclusion of their audit report issued with respect to such financial statements in any registration statement or other filing under federal and state laws and to provide the underwriters participating in any offering of securities or interests of Landlord (or the entities directly or indirectly controlling Landlord) with a standard accountant’s “comfort” letter with regard to the financial information of Guarantor and, if applicable, its Consolidated Subsidiaries included or incorporated by reference into any prospectus or other offering document.

(c)           Review Right. Landlord shall have the right, from time to time during normal business hours after not less than five (5) Business Days prior written notice to Guarantor, itself or through any attorney, accountant or other agent or representative retained by Landlord (“Landlord’s Representatives”), to examine and audit all financial and other records and pertinent corporate documents of Guarantor at the office of Guarantor or such other Person that

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maintains such records and documents. Guarantor hereby agrees to reasonably cooperate with any such examination or audit; provided, however, the cost of such examination or audit shall be borne by Landlord.

(d)           Assignment; Sale of Assets; Change in Control. Without the prior consent of Landlord, which consent may be withheld or granted in Landlord’s sole discretion, Guarantor shall not assign (whether directly or indirectly), in whole or in part, this Guaranty or any obligation hereunder or, through one or more step transactions or tiered transactions, do, or permit to be done, any Transfer except as expressly allowed by the Lease. Upon the consummation of (i) a Transfer that is not prohibited by the terms of the Lease and (ii) the contemporaneous delivery of a substitute guaranty with respect to the transferred Obligations as contemplated by the terms of the Lease, the Guarantor with respect to the tenant Transferring the interests shall be immediately released from (A) the performance or observance of all or any portion of any of the agreements, covenants, terms or conditions contained in this Guaranty as they relate to the applicable interest or interests being Transferred, as applicable, and (B) its obligation to comply with the covenants contained in Section 10 of this Guaranty (provided, in the case of this subsection (B), one or more Guarantors that satisfy the financial covenants in Section 10 (as applicable), guarantee the obligations of the tenants following the Transfer of the Lease, with respect to all of the Premises), in each case, without the need for any further action on behalf of the parties hereto. In connection with any such release, upon written request by Guarantor, Landlord shall deliver to Guarantor such evidence as is reasonably requested to evidence such release.

(e)           Payment Method; Default Interest. Guarantor shall make any payments due hereunder in immediately available funds by wire transfer to Landlord’s bank account as notified by Landlord, unless Landlord agrees to another method of payment of immediately available funds. If Guarantor does not pay an amount due hereunder on its due date, Guarantor shall pay, on demand, interest at the Overdue Rate on the amount due for a period ending on the full payment of such amount, including the day of repayment, whether before or after any judgment or award, to the extent permitted under applicable law.

10.           FINANCIAL COVENANTS. Until the payment and performance in full of the Obligations:

(a)           Subject to Section 10(b), (i) Guarantor shall maintain, at a minimum, the Net Worth or Market Capitalization (as applicable) and Fixed Charge Coverage Ratio and, at a maximum, the Leverage Ratio (each as defined on Exhibit A attached hereto) set forth on Schedule 1(a) attached hereto. The Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio of Guarantor shall be measured as of the last day of each calendar quarter and such calculations shall be delivered to Landlord in accordance with Section 9 and Schedule 3. Guarantor hereby represents and warrants that its Net Worth and Fixed Charge Coverage Ratio meet or exceed the levels reflected in Schedule 1(a), and its Leverage Ratio is less than or equal to the levels reflected on Schedule 1(a).

(b)           Unless and until a Material Event shall occur, if Guarantor becomes or is a Publicly Traded Company with a Market Capitalization (each as defined on Exhibit A attached hereto) in excess of Five Hundred Million Dollars ($500,000,000) at the time such Guarantor

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becomes a party to this Guaranty, then Section 10(a) and Section 10(c) shall not apply and Guarantor shall maintain, at a minimum, the Fixed Charge Coverage Ratio set forth on Schedule 1(b) attached hereto. The Fixed Charge Coverage Ratio shall be measured as of the last day of each calendar quarter and such calculation of Fixed Charge Coverage Ratio shall be delivered to Landlord in accordance with Section 9 and Schedule 3. Upon the occurrence of a Material Event, (i) if Guarantor is a Publicly Traded Company with a Market Capitalization in excess of Five Hundred Million Dollars ($500,000,000), as measured immediately after such Material Event, then this Section 10(b) shall continue to apply; or (ii) if Guarantor is not a Publicly Traded Company with a Market Capitalization in excess of Five Hundred Million Dollars ($500,000,000), as measured immediately after such Material Event, then Section 10(a) shall immediately apply to such Guarantor.

(c)           At no time shall Guarantor guaranty (or enter into a keepwell or similar instrument), permit any assets of Guarantor to serve as security or collateral for, or otherwise provide any form of credit support for, any indebtedness or other obligations of any person or entity which is not a wholly-owned and controlled, direct or indirect subsidiary of Guarantor.

11.           MISCELLANEOUS.

(a)           Guarantor further agrees that Landlord may, without notice, assign this Guaranty in whole or in part. If Landlord disposes of its interest in the Lease, “Landlord,” as used in this Guaranty, shall mean Landlord’s successors and assigns.

(b)           Guarantor promises to pay all costs of collection or enforcement incurred by Landlord in exercising any remedies provided for in the Lease or this Guaranty whether at law or in equity. If any legal action or proceeding is commenced to interpret or enforce the terms of, or obligations arising out of, this Guaranty, or to recover damages for the breach thereof, the party prevailing in any such action or proceedings shall be entitled to recover from the non-prevailing party all attorneys’ fees and reasonable costs and expenses incurred by the prevailing party. As used herein, “attorneys’ fees” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The term “attorneys’ fees” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings.

(c)           Guarantor shall, from time to time within ten (10) days after receipt of Landlord’s request, but not more than two (2) times in any given fiscal year, execute, acknowledge and deliver to Landlord a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications). Such certificate may be relied upon by any prospective purchaser, lessor or lender of all or a portion of the Premises (or any portion thereof).

(d)           If any portion of this Guaranty shall be deemed invalid, unenforceable or illegal for any reason, such invalidity, unenforceability or illegality shall not affect the balance of this Guaranty, which shall remain in full force and effect to the maximum permitted extent.

11

(e)          The provisions, covenants and guaranties of this Guaranty shall be binding upon Guarantor and its heirs, successors, legal representatives and assigns, and shall inure to the benefit of Landlord and its successors and assigns, and shall not be deemed waived or modified unless such waiver or modification is specifically set forth in writing, executed by Landlord or its successors and assigns, and delivered to Guarantor.

(f)           Whenever the words “include”, “includes”, or “including” are used in this Guaranty, they shall be deemed to be followed by the words “without limitation”, and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Guaranty shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

(g)           Each of the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in the Lease or this Guaranty.

(h)           The provisions of this Guaranty shall be governed by and interpreted solely in accordance with the internal laws of the State of Texas, without giving effect to the principles of conflicts of law.

(i)           The execution of this Guaranty prior to execution of the Lease shall not invalidate this Guaranty or lessen the Obligations of Guarantor hereunder.

(j)           The Recitals set forth above are hereby incorporated by this reference and made a part of this Guaranty. Guarantor hereby represents and warrants that the Recitals are true and correct.

(k)          Guarantor hereby acknowledges and agrees to be bound by the restrictive covenants set forth in Article 26 to the Lease.

(l)           Notwithstanding anything to the contrary herein, if Landlord exercises its rights under Article 28 of the Lease and requires Tenant to execute a Severed Lease, contemporaneously with the execution of any Severed Lease, Guarantor shall execute a new guaranty for each of the Lease and each Severed Lease, pursuant to which Guarantor shall separately guaranty Tenant’s obligations under the Lease (as amended) and each Severed Lease on the same terms and to the same extent as Tenant’s obligations under the Lease are guaranteed by Guarantor pursuant to this Guaranty, and thereupon, this Guaranty shall be automatically be deemed terminated and of no further force or effect

[Signature Page Follows]

12

IN WITNESS WHEREOF, Guarantor and Landlord have executed this Guaranty as of the day and year first above written.

GUARANTOR:

Holiday AL Holdings LP, a Delaware limited partnership

By:	Holiday AL Holdings GP LLC, its
General Partner

By:	/s/ Scott Shanaberger
Name:	Scott Shanaberger
Title:	Chief Financial Officer

Signature Pages to the NCT I Master Lease Guaranty

Executed by Landlord for the purpose of Section 11(1):

LANDLORD:

NIC 12 ARLINGTON PLAZA OWNER LLC
NIC 12 BLAIR HOUSE OWNER LLC
NIC 12 BLUE WATER LODGE OWNER LLC
NIC 12 BRIARCREST ESTATES OWNER LLC
NIC 12 CHATEAU RIDGELAND OWNER LLC
NIC 12 CHERRY LAUREL OWNER LLC
NIC 12 COLONIAL HARBOR OWNER LLC
NIC 12 COUNTRY SQUIRE OWNER LLC
NIC 12 COURTYARD AT LAKEWOOD OWNER LLC
NIC 12 DESOTO BEACH CLUB OWNER LLC
NIC 12 EL DORADO OWNER LLC
NIC 12 ESSEX HOUSE OWNER LLC
NIC 12 FLEMING POINT OWNER LLC
NIC 12 GRASSLANDS ESTATES OWNER LLC
NIC 12 GREELEY PLACE OWNER LLC
NIC 12 GRIZZLY PEAK OWNER LLC
NIC 12 JACKSON OAKS OWNER LLC
NIC 12 MAPLE DOWNS OWNER LLC
NIC 12 PARKWOOD ESTATES OWNER LLC
NIC 12 PIONEER VALLEY LODGE OWNER LLC
NIC 12 REGENCY RESIDENCE OWNER LLC
NIC 12 SIMI HILLS OWNER LLC
NIC 12 STONEYBROOK LODGE OWNER LLC
NIC 12 SUMMERFIELD ESTATES OWNER LLC
NIC 12 VENTURA PLACE OWNER LLC,
each a Delaware limited liability company

By:	/s/ Andrew White
	Name:	Andrew White
	Title:	Chief Executive Officer, President and Secretary

Signature Pages to the NCT I Master Lease Guaranty

EXHIBIT A

CERTAIN DEFINED TERMS

As used in Section 10 of this Guaranty, the following terms shall have the meanings set forth below:

“Acquisition” means, by any Person, the purchase or acquisition by such Person of any Capital Stock in another Person or any asset of another Person, whether or not involving a merger or consolidation with such other Person.

“Annualized” means, with respect to an amount, (a) such amount, divided by (b) the number of calendar quarters in such period, multiplied by (c) four.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP and in the reasonable judgment of such Person, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” shall mean, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof; provided, however, that leases of real property that provide for contingent rent based on the financial performance of the tenant shall not be deemed to be Capital Stock.

“Consolidated EBITDAR” means, for any period, for Guarantor and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, Consolidated Net Income for such period, plus without duplication, to the extent deducted in determining Consolidated Net Income, the sum for such period of (i) amortization and depreciation expense, (ii) provision for income taxes (including provision for deferred taxes not payable currently), (iii) Consolidated Interest Expense, (iv) Rent Expense, (v) non-cash charges as are reasonably acceptable to Landlord, and (vi) non-recurring income and expenses as are reasonably acceptable to Landlord; but, excluding, for purposes hereof, to the extent included in determining Consolidated Net Income for such period, the amount of interest income as determined for such period in conformity with GAAP.

“Consolidated Fixed Charges” means, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, for a particular period, the following determined in accordance with GAAP: the sum of the scheduled and mandatory amortization of Debt (but without double counting) during such period plus Consolidated Interest Expense and Rent Expense for such period.

“Consolidated Interest Expense” means, for a given period, all interest expense for Guarantor and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period in accordance with GAAP, including the interest component under Capital Leases (and also including, to the extent required under GAAP, the implied interest component under a securitization), any accrued but unpaid interest, capitalized interest, and all current payments due under Interest Rate Protection Agreements by Guarantor and its Consolidated

Exhibit A

Subsidiaries determined on a consolidated basis (net of payments to such parties by any counter party thereunder, but excluding the amortization of any deferred financing fees.

“Consolidated Net Income” means, for any given period, the net income or loss of Guarantor and its Consolidated Subsidiaries during such period (including net income or net loss attributable to non-controlling interests) determined on a consolidated basis for such period in accordance with GAAP; provided that there shall be excluded from such determination of net income or loss (i) adjustments for straight-line rent accounting, (ii) the income or loss of any Person (other than the Consolidated Subsidiaries) in which Guarantor or any of its Consolidated Subsidiaries has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually received by Guarantor or any Consolidated Subsidiary in cash on a non-contingent basis, without any obligation to return such dividend or distribution by the Guarantor or any Consolidated Subsidiary, (iii) income or loss of a Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged or consolidated with or such Person’s assets are acquired by Guarantor or any of its Consolidated Subsidiaries and (iv) any after tax gains or losses attributable to sales of non-current assets out of the ordinary course of business and write-downs of non-current assets in anticipation of losses to the extent they have decreased net income.

“Consolidated Subsidiary” shall mean, with respect to Guarantor, any subsidiary or other entity the accounts of which would be consolidated with those of Guarantor in its consolidated financial statements if such statements were prepared as of such date.

“Cumulative Straight-line Rent” shall mean the sum of all non-cash straight-line rent adjustments made by Guarantor or its Consolidated Subsidiaries, whether made before or after the date hereof, but only to the extent such adjustments remain directly reflected as an asset or as a liability on the balance sheet of Guarantor as of the applicable date of calculation.

“Debt” means, for Guarantor or any of its Consolidated Subsidiaries, without duplication, any indebtedness of Guarantor or any of its Consolidated Subsidiaries, whether or not contingent, in respect of: (i) borrowed money as evidenced by bonds, notes, debentures or similar instruments; (ii) indebtedness for borrowed money secured by any encumbrance existing on property owned by Guarantor or its Consolidated Subsidiaries, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such encumbrance; (iii) all reimbursement obligations in connection with any letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligation or obligation under any title retention agreement; (iv) all net obligations of such Person under any Interest Rate Protection Agreement valued in accordance with GAAP; (v) all obligations in respect of any preferred equity to the extent payments are being made thereon; (vi) indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer and, as such, has personal liability for such obligations, but only if and to the extent there is recourse to such Person for payment thereof; (vii) any obligations of Guarantor and its Consolidated Subsidiaries with respect to redemption, repayment or other repurchase of any Equity Interest or the principal amount of any subordinated Debt (regardless of whether interest or principal is then-currently payable with respect thereto); (viii) any lease of property by Guarantor or any of its Consolidated Subsidiaries as lessee which is reflected as a

Exhibit A

capital lease obligation on the consolidated balance sheet of Guarantor or its Consolidated Subsidiaries; to the extent, in the case of items of indebtedness under clauses (i) through (viii) above, that any such items would appear as a liability on Guarantor’s or its Consolidated Subsidiaries’ consolidated balance sheet in accordance with GAAP; or (ix) the liquidation preference of any Equity Interest of Guarantor or any shares of preferred stock of any of its Consolidated Subsidiaries to the extent payments are being made thereon.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Fixed Charge Coverage Ratio” means, for Guarantor for the trailing twelve (12) consecutive month period ending as of any date of determination, (i) the Consolidated EBITDAR for such period, divided by (ii) the sum of the Consolidated Fixed Charges for such period. For purposes of computing the Fixed Charge Coverage Ratio, Consolidated EBITDAR and Consolidated Fixed Charges shall be normalized on a Pro Forma Basis for any acquisitions and/or divestitures and/or refinancings and/or debt repayments occurring during each fiscal quarter.

“Interest Rate Protection Agreements” means any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect Guarantor or any Consolidated Subsidiary against fluctuations in interest rates or to reduce the effect of any such fluctuations.

“Leverage Ratio” shall mean as of any date of determination, for Guarantor and its Consolidated Subsidiaries determined on a consolidated basis, the ratio of (a) the sum of (i) Debt (excluding reimbursement obligations in connection with any undrawn letters of credit to the extent included in Debt) and (ii) Rent Expense for the Trailing Four Quarter Period ending on such date multiplied by ten (10), to (b) Consolidated EBITDAR for the Trailing Four Quarter Period ending on such date. For purposes of calculating the foregoing ratio, asset dispositions, refinancings, debt repayments or Acquisitions which have occurred during such period shall be included on a Pro Forma Basis.

“Market Capitalization” means the Market Price of Guarantor’s Publicly Traded Capital Stock currently outstanding multiplied by the number of such shares. For purposes of this definition, the number of shares of Guarantor’s Publicly Traded Capital Stock currently outstanding shall not include any shares held (a) by any subsidiary of Guarantor; or (b) by Guarantor as treasury stock or otherwise.

“Market Price” means, on any date, the closing sale price per share of Guarantor’s Publicly Traded Capital Stock on such date on the New York Stock Exchange or another registered national stock exchange on which Guarantor’s Publicly Traded Capital Stock is then listed, or if there is no such price on such date, then the closing sale price on such exchange or quotation system on the date nearest preceding such date.

“Material Event” means (a) any transaction or series, step or tiered transactions, including, but not limited to the Transfer of any stock, partnership, membership or other direct or

Exhibit A

indirect equity interests of Guarantor or any Person or group of Persons Controlling Guarantor, that involve or effectively result in (without regard, for example, to the form or direction of transaction or name or form of any successor entity/ies) (1) a change in Control of Guarantor or in such Controlling Person or Persons; or (2) the Transfer of any of the assets of Guarantor or its Consolidated Subsidiaries if the Net Worth of Guarantor immediately following such transaction is not at least equal to Seventy-Five Percent (75%) of the Net Worth of Guarantor immediately prior to such transaction; or (b) any transaction or series, step or tiered transactions that results in the Guarantor no longer being a Publicly Traded Company.

“Net Worth” means, as of the date of this Agreement (if applicable, on a Pro Forma Basis reflecting the repayment of $235,000,000 of the Outstanding Debt (as defined in the Purchase Agreement) on such date) and any subsequent date of determination, for Guarantor and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, an amount equal to the book value of Guarantor’s assets as of such date, plus (a) (i) accumulated depreciation and (ii) the Cumulative Straight-line Rent (to the extent reflected as a liability on the balance sheet of Guarantor as of the applicable date of calculation), minus (b) (i) the liabilities of Guarantor as of such date, (ii) the total intangible assets (excluding resident lease intangibles) of Guarantor as of such date, and (iii) the Cumulative Straight-line Rent (to the extent reflected as an asset on the balance sheet of Guarantor as of the applicable date of calculation), each as determined in accordance with GAAP.

“Pro Forma Basis” means, for purposes of determining compliance with any financial covenant hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the applicable period ending on the last day of the applicable period for which financial performance is being measured. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of an asset disposition or repayment of debt, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such asset disposition shall be excluded to the extent relating to any period prior to the actual date of the subject transaction, and (B) Debt paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of an Acquisition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the actual date of the subject transaction, and (B) Debt incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period utilizing the actual interest rates thereunder or, if actual rates are not ascertainable, assuming prevailing interest rates included in the income statements shall be eliminated).

“Publicly Traded Capital Stock” means Capital Stock which is (i) registered under the Securities Exchange Act of 1934, as amended, and (ii) listed on the New York Stock Exchange or traded on the NASDAQ Stock Market.

“Publicly Traded Company” means a company with Publicly Traded Capital Stock.

“Quarter” means calendar quarter.

Exhibit A

“Rent Expense” means rent expense computed under and in accordance with GAAP, exclusive of any non-cash adjustment under GAAP for the straight lining of rent.

“Trailing Four Quarter Period” shall mean with respect to a date, the period of four consecutive Quarters ended on such date or the end of the Quarter most immediately preceding such date.

Exhibit A

SCHEDULE 1(a)

FINANCIAL COVENANTS

Fixed Charge Coverage Ratio:    1.10x

Leverage Ratio:  10x

Net Worth: $150,000,000

Schedule 1

SCHEDULE 1(b)

FINANCIAL COVENANTS

Fixed Charge Coverage Ratio: 1.05x

Schedule 1

SCHEDULE 2

LOCATIONS

Facility	Address	City	State
Arlington Plaza	6801 W Poly Webb Road	Arlington	TX
Blair House	1200 East College Avenue	Normal	IL
Blue Water Lodge	2840 Keewahdin Road	Fort Gratiot	MI
Briarcrest Estates	14525 Clayton Road	Ballwin	MO
Chateau Ridgeland	745 S Pear Orchard Road	Ridgeland	MS
Cherry Laurel	1009 Concord Road	Tallahassee	FL
Colonial Harbor	2405 Ft. Eustis Blvd.	Yorktown	VA
Country Squire	1602 Buckingham Street	St. Joseph	MO
Courtyard at Lakewood	7100 W 13th Avenue	Lakewood	CO
Desoto Beach Club	5201 Desoto Rd.	Sarasota	FL
El Dorado	714 W Arapaho Road	Richardson	TX
Essex House	20 N. 12th St.	Lemoyne	PA
Fleming Point	720 Latta Rd.	Greece	NY
Grasslands Estates	10665 W. 13th St. N	Wichita	KS
Greeley Place	1051 6th Street	Greeley	CO
Grizzly Peak	3600 American Way	Missoula	MT
Jackson Oaks	2500 Marshall Avenue	Paducah	KY
Maple Downs	7220 Genesee St. E.	Fayetteville	NY
Parkwood Estates	2201 South Lemay Avenue	Fort Collins	CO
Pioneer Valley Lodge	2351 N 400 E	North Logan	UT
Regency Residence	6711 Embassy Boulevard	Port Richey	FL
Simi Hills	950 Sunset Garden Lane	Simi Valley	CA
Stoneybrook Lodge	4700 SW Hollyhock Circle	Corvallis	OR
Summerfield Estates	9133 Baird Road	Shreveport	LA
Ventura Place	3026 54th Street	Lubbock	TX

SCHEDULE 3

FINANCIAL INFORMATION

 (1)            Financial Reports: No later than 50 days after the Commencement Date, Guarantor shall deliver to Landlord audited financial statements with footnotes including footnotes with respect to the Guarantor for the period prior to the Commencement Date certified in a manner reasonably acceptable to Landlord by independent certified public accountants of recognized standing.

 (2)            Quarterly Financial Reports: No later than 30 days after the end of each calendar quarter (or 50 days with respect to the last calendar quarter of each year), Guarantor shall deliver to Landlord unaudited financial statements prepared for the applicable quarter with respect to Guarantor, including:

(a)	a balance sheet and operating statement as of the end of such quarter;

(b)	related statements of income;

(c)	calculation of Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio;

(d)
an Officer’s Certificate executed and delivered by the Chief Executive Officer or Chief Financial Officer of Guarantor, certifying that the foregoing are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments; and

(e)
such other information regarding Guarantor or Tenant as may be reasonably required to be disclosed by (i) operation of law, rule, regulation or legal process, (ii) the adoption of any accounting standards or principles, (iii) any change in any of the foregoing, (iv) any change in the interpretation or administration thereof by any governmental authority, accounting standards or oversight board or comparable agency or authority charged with the interpretation or administration thereof, or (v) compliance with any request or directive (whether or not having the force of law) of any such regulatory authority or agency, to a governmental authority or agency such as the Internal Revenue Service or the Securities and Exchange Commission, or a stock exchange such as the New York Stock Exchange, in each case in form and substance reasonably acceptable to the Landlord.

 (3)            Annual Financial Reports: No later than 50 days after the end of each calendar year, Guarantor shall deliver to Landlord audited financial statements including footnotes prepared for the applicable calendar year with respect to Guarantor, including:

(a)	a balance sheet and operating statement as of the end of such calendar year;

(b)	related statements of income;

(c)	calculation of Net Worth, Fixed Charge Coverage Ratio and Leverage Ratio;

(d)
an Officer’s Certificate executed and delivered by the Chief Executive Officer or Chief Financial Officer of Guarantor, certifying that the foregoing are true and correct and were prepared in accordance with GAAP, applied on a consistent basis, subject to changes resulting from audit and normal year-end audit adjustments; and

(e)
such other information regarding Guarantor or Tenant as may be reasonably required to be disclosed by (i) operation of law, rule, regulation or legal process, (ii) the adoption of any accounting standards or principles, (iii) any change in any of the foregoing, (iv) any change in the interpretation or administration thereof by any governmental authority, accounting standards or oversight board or comparable agency or authority charged with the interpretation or administration thereof, or (v) compliance with any request or directive (whether or not having the force of law) of any such regulatory authority or agency, to a governmental authority or agency such as the Internal Revenue Service or the Securities and Exchange Commission, or a stock exchange such as the New York Stock Exchange, in each case in form and substance reasonably acceptable to the Landlord.